EXHIBIT 4.1

WARRANT EXCHANGE AGREEMENT

This Warrant Exchange Agreement (this “Agreement”) is dated as of May 17, 2009, among Cell Genesys, Inc. a Delaware corporation (the “Company”), and Capital Ventures International (the “Holder”).

WHEREAS, the Holder is the holder of a Warrant, dated as of May 14, 2008, exercisable for 8,530,806 shares of the Company’s Common Stock at an exercise price of $10.00 per share (the “Existing Warrant”).

WHEREAS, in connection with a Fundamental Change (as defined in the Existing Warrant), Holder may be entitled to receive a cash payment equal to the Black Scholes Value (as defined in the Existing Warrant) at Holder’s election by surrendering the unexercised portion of the Existing Warrant.

WHEREAS, the Black Scholes Value is subject to substantial fluctuation and may limit the Company’s ability to pursue a Fundamental Transaction at any point in the future.

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), (i) the Company desires to exchange the Existing Warrant with the Holder, and the Holder desires to exchange the Existing Warrant with the Company, for the Initial Exchanged Shares (as defined below) and the Remainder Warrant (as defined below), and (ii) each of the Company and the Holder shall have the right or obligation, as applicable, during the periods set forth below, to exchange the Remainder Warrant, for the applicable consideration specified below.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Holder agree as follows (with capitalized terms used here in and not otherwise defined having the meanings set forth in the Remainder Warrant):

1. Initial Exchange of the Existing Warrant for the New Warrant. On the terms and subject to the conditions set forth herein, as of the date hereof (the “Closing”), the Holder hereby sells, assigns, delivers and transfers to the Company all of its right, title and interest in and to warrants to purchase 8,530,806 shares of Common Stock (the “Initial Exchange”) in exchange for 4,000,000 freely tradable shares of the Company’s Common Stock (the “Initial Exchanged Shares”) and a new warrant to purchase 4,265,403 shares of the Company’s Common Stock (the “Remainder Warrant”), substantially in the form of Exhibit A hereto.

2. Company Call Right and Purchase Obligation.

(a) In the event that during the period beginning on the date hereof and ending one hundred twenty (120) days from the date hereof (the “Company Call Period”), the Company publicly announces that it has entered into a definitive agreement relating to a Fundamental Transaction (as defined in the Existing Warrant) (such public announcement being referred to as a “Call Event”), the Company shall be obligated to purchase from the Holder, and the Holder shall be obligated to sell, assign, deliver and transfer to the Company all but not less than all, of the remaining portion of the Remainder Warrant for a purchase price of $2,000,000 in cash (the “Company Call Consideration”) upon consummation of the Fundamental Transaction (the “Fundamental Transaction Closing Date”). In the event that the Holder has not exchanged any of the Remainder Warrant prior to the payment of the Company Call Consideration, the aggregate Company Call Consideration shall be equal to $2,000,000 in cash. Upon the occurrence of a Call Event during the Company Call Period, the Company Call Period shall be extended until the Fundamental Transaction Closing Date. The Company will provide written notice to the Holder of (i) the occurrence of a Call Event (the “Call Event Notice”) within one (1) Business Day (as defined in the Remainder Warrant) following the occurrence of a Call Event and (ii) the anticipated Fundamental Transaction Closing Date; such notice to be provided at least fifteen (15) Business Days prior to the Fundamental Transaction Closing Date. The Holder shall continue to have the right to exchange all or any portion of the Remainder Warrant pursuant to Section 3 below, and the portion of the Remainder Warrant not so exchanged shall remain outstanding, in each case, until payment in full of the Company Call Consideration; provided, however, that in the event that the Company specifies a fixed Fundamental Transaction Closing Date in the Call Notice, which date is not less than fifteen (15) Business Days from the Holder’s receipt of the Call Notice; the Holder shall not be permitted to exchange all or any portion of the Remainder Warrant during the period beginning five (5) Business Days prior to the Fundamental Transaction Closing Date specified in the Call Notice (the “Exchange Limitation Period”). In the event that Fundamental Transaction Closing Date does not occur prior to the expiration of the Exchange Limitation Period, the Holder shall thereafter continue to have the right to exchange all or any unexercised portion of the Remainder Warrant until receipt of payment in full of the Company Call Consideration. The failure of the Company to send the Call Notice within the specified time frames shall not affect the Company’s obligation to purchase the Remainder Warrant from the Holder for the Company Call Consideration upon the consummation of the Fundamental Transaction.

(b) To the extent not previously exchanged by the Holder, on the Fundamental Transaction Closing Date (even if such date is later, or with the consent of the Holder, earlier than the anticipated Fundamental Transaction Closing Date specified in the Call Notice), or such earlier time as may be agreed by the parties, the Company shall pay to the Holder the Company Call Consideration by wire transfer of immediately available funds in accordance with the instructions set forth on Schedule A hereto. Within three (3) Business Days following receipt of the Company Call Consideration, the Holder shall remit the Remainder Warrant to the Company for cancellation.

3. Holder Remainder Warrant Exchange Right.

(a) For a period beginning on the date hereof and ending on the expiration of the Company Call Period (as the same may be extended pursuant to Section 2(a) hereof), from time to time the Holder shall have the right, by providing written notice to the Company (the “Put Notice”, and the date of such notice being the “Put Notice Date”) to put the Remainder Warrant to the Company to be exchanged for a total number of freely tradable shares of the Company’s Common Stock equal to (i) $2,000,000, divided by (ii) the Market Price (as defined below) of the Company’s Common Stock on the Put Notice Date (the “Subsequent Exchanged Shares”, and together with the Initial Exchanged Shares, the “Exchanged Shares”). The Holder

shall have the right to partially exchange the Remainder Warrant at multiple increments and in the event that the Holder elects to exchange less than all the Remainder Warrant on any Put Notice Date, the number of Subsequent Exchanged Shares to be delivered in connection with any such exchange shall be adjusted proportionately and remaining portion of the Remainder Warrant not so exchanged shall remain outstanding and continue to be subject to future exchange pursuant to this Section 3 and the Company call right and purchase obligation pursuant to Section 2 of this Agreement. Any Put Notice provided by the Holder shall provide for the exchange of not less than the lesser of (x) 500,000 shares of the Company’s Common Stock then underlying the Remainder Warrant and (y) all shares of the Company’s Common Stock then underlying the Remainder Warrant then outstanding, at any one time. Provided that the Equity Conditions (as defined below) are satisfied from the date of the Call Notice until the beginning of the Exchange Limitation Period, the Holder agrees to exchange an amount of the Remainder Warrant such that the Company Call Consideration payable to the Holder pursuant to Section 2(a) hereof shall not exceed $1,500,000. For purposes hereof, “Market Price” shall mean the arithmetic average of the Weighted Average Price (as defined in the Existing Warrant) for the Company’s Common Stock on each of the five (5) trading days ending on the date immediately preceding the Put Notice Date, but in no event greater than (A) the Weighted Average Price of Common Stock on the day immediately preceding the Put Notice Date or (B) $0.50 per share. For purposes hereof, “Equity Conditions” shall mean (i) all Subsequent Exchanged Shares shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) the Common Stock is listed or designated for quotation on the principal market on which the Company’s Common Stock is then listed or quoted (the”Principal Market”), (iii) the Weighted Average Price of the Common Stock is not less than $0.15, (iv) the minimum aggregate dollar volume (i.e. the Weighted Average Price multiplied by the daily volume) of the Common Stock is not less than $350,000 and (v) the Company shall not have previously failed to timely deliver any Subsequent Exchanged Shares.

(b) On or before the first (1st) Business Day following the date on which the Company has received the Put Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Put Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Business Day following the date on which the Company has received the Put Notice (the “Share Delivery Date”), the Company shall credit such aggregate number of Subsequent Exchanged Shares to which the Holder is entitled to the Holder’s balance account with DTC in accordance with the instructions on Schedule A hereto. If by the third (3rd) trading day from the Put Notice Date the Company shall fail for any reason or for no reason to issue to the Holder the Subsequent Exchanged Shares by electronic delivery at the applicable balance account at DTC, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of such Subsequent Exchanged Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver the Subsequent Exchanged Shares shall terminate, or (ii) promptly honor its obligation to deliver to the Holder such Subsequent Exchanged Shares as provided above and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the lesser of (i) Closing Bid Price on the Put Notice Date and (ii) the Closing Bid Price on the Share Delivery Date.

4. Closing Deliveries. On the date hereof, the Company shall deliver to the Holder (a) the Initial Exchanged Shares by electronic delivery at the applicable balance account at the Depositary Trust Company (“DTC”) in accordance with the instructions set forth on Schedule A hereto and (b) the Remainder Warrant. The Holder shall deliver the Existing Warrant to the Company within three (3) Business Days from of the Closing.

5. Representations and Warranties.

(a) Mutual Representations and Warranties. Each party hereto hereby makes the following representations and warranties to the other party hereto:

i. It is duly organized and validly existing, in good standing under the laws of its jurisdiction of incorporation or organization.

ii. (A) It has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and (B) the person who has executed this Agreement on its behalf is duly authorized to do so and thereby bind the party on whose behalf he or she is purporting to act.

iii. This Agreement is its valid and binding agreement, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whatever consideration in a proceeding in equity or at law.

iv. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both would constitute a default) under, accelerate any obligations under, or conflict with, (i) its charter, articles or certificate of incorporation, partnership agreement or bylaws (or other organizational documents), if applicable, or any agreement, indenture or other instrument to which it is a party or by which it or its properties are bound, (ii) any judgment, decree, order or award or any court, governmental body or arbitrator to which it is subject or (iii) any law, rule or regulation applicable to it.

v. Neither party is consummating this Exchange “on the basis of” (as defined in Rule 10b5-1 of the Exchange Act) any material, non-public information about the Company; provided, however, that the Holder acknowledges that, as disclosed in the Company’s filings with the SEC, the Company is currently exploring its strategic alternatives, including without limitation, merger with or acquisition by another company and liquidation. The Holder further acknowledges that the ability of the Company to enter into or close a strategic transaction, and the timing of any such transaction are uncertain

(b) Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to the Holder that:

i. The Exchanged Shares are duly and validly authorized and when issued in accordance with the terms hereof, will be fully paid and nonassessable, and the Holder will acquire such Exchanged Shares free and clear of any liens, encumbrances, pledges, security interest or other restrictions or claims of third parties, except, in each case, as may result from any actions or failures of Holder. Other than such filings as may be required to be made with the Principle Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person, including, without limitation, any other security holders of the Company, in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock prior to December 31, 2009.

ii. The exchange of the Warrant for the Exchanged Shares is being consummated pursuant to Sections 3(a)(9) and Rule 149 of the Securities Act. The Company has not engaged in any general solicitation or engaged or agreed to compensate any broker or agent in connection with the transactions contemplated by this Agreement. None of the Company, its subsidiaries, any of their affiliates, and any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Exchanged Shares under the Securities Act or cause this Exchange to be integrated with prior offerings by the Company for purposes of Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its subsidiaries, their affiliates and any person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Exchanged Shares under the Securities Act or cause the Exchange of the Exchanged Shares to be integrated with other offerings.

iii. The Company is current in its filings of all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended. Upon issuance, the Exchanged Shares are eligible for sale by the Holder to the public without registration under the Securities Act.

iv. The Company or its counsel have previously or the Company will or will cause its counsel to, in connection with the execution of this Agreement, deliver to the transfer agent any required legal opinions, if any, or documentation necessary to effect the delivery of the freely tradable Exchanged Shares to the Holder as required by this Agreement. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with the issuance of the Exchanged Shares hereunder.

v. The Company confirms that neither it nor any other person acting on its behalf has provided the Holder or their agent or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information about the Company.

vi. The Company agrees that before the market open on May 18, 2009, the Company shall file a Current Report on Form 8-K with the Securities and Exchange Commission announcing the Exchange and disclosing all material information regarding the Exchange in connection with the Closing.

vii. The Company shall not consummate a Fundamental Transaction unless (A) the Company shall have previously paid to the Holder the Company Call Consideration, or (B) the Successor Entity (which may be the Company, in the event the surviving entity in any such Fundamental Transaction) assumes this Agreement, including, without limitation, the obligation to make payment of the Company Call Consideration in accordance with the provisions of this Agreement.

(c) Representations, Warranties and Covenants of the Holder. The Holder hereby represents and warrants to the Company that the Holder: (i) is the sole legal record, and beneficial owner of the Warrant free and clear of any liens, encumbrances, pledges, security interests or other restrictions or claims of third parties, (ii) is an “accredited investor” (as defined in Regulation D under the Securities Act) and is acquiring the Exchanged Shares for its own account and not with a view to any distribution thereof except in compliance with the Securities Act; (iii) is not an “affiliate” of the Company (as defined in Rule 144), (iv) has made all investigations that it deems necessary or desirable in connection with the transactions contemplated by this Agreement and has had an opportunity to ask questions of and receive answers from the Company, and (v) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Exchanged Shares. It is currently the Holder’s intention during the Company Call Period to vote any Exchanged Shares it may own in favor of any Fundamental Transaction.

(d) All representations, warranties and agreements of each party hereto shall survive the Closing.

6. Exchange Limitations.

(a) Beneficial Ownership. The Company shall not effect the exchange any of the Remainder Warrant, and the Holder shall not have the right to exchange any of the Remainder Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own (as determined in accordance with this paragraph) in excess of 9.99% (the “Maximum Percentage”) of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange. For purposes of the foregoing sentence, the aggregate number of shares of the Company’s Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of the Company’s Common Stock issuable upon exchange of the Remainder Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of the Company’s Common Stock which would be issuable upon (i) exchange of the remaining, unexchanged portion of the Remainder Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Agreement, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the exercise or exchange of securities of the Company, including the Warrant, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(a) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(b) Principal Market Regulation. The Company shall not be obligated to issue any Subsequent Exchanged Shares upon the exchange of any of the Remainder Warrant and the Holder shall not have the right to receive upon exchange of any of the Remainder Warrant any Subsequent Exchanged Shares, if the issuance of such Subsequent Exchanged Shares would exceed the aggregate number of shares of Common Stock which the Company may issue upon exchange of the Warrant without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holders. Until such approval or written opinion is obtained, no Holder shall be issued a number of Subsequent Exchanged Shares in an amount greater than the Exchange Cap.

7. Miscellaneous.

(a) Further Assurances. Each party hereto shall promptly execute and deliver such further agreements and instruments, and take such further actions, as the other party may reasonably request in order to carry out the purpose and intent of this Agreement.

(b) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or two days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Holder:

Capital Ventures International

c/o Heights Capital Management, Inc.

101 California Street, Suite 3250

San Francisco, CA 94111

Attn: Martin Kobinger

Fax: 415-403-6525

If to the Company:

Cell Genesys, Inc.

500 Forbes Blvd.

South San Francisco, CA 94080

Attention: Chief Financial Officer

Facsimile: 650-266-3000

(c) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d) Disputes. In the case of a dispute as to the determination of the Market Price or the arithmetic calculation of the Subsequent Exchanged Shares, the Company shall promptly issue to the Holder the number of Subsequent Exchanged Shares that are not disputed. In the case of a dispute as to the determination of the Market Price or the arithmetic calculation of the Subsequent Exchanged Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Put Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Market Price or the Subsequent Exchanged Shares within three Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile the disputed determination of the Market Price to an independent, reputable investment bank selected by the Company and approved by the Holder. The Company shall cause at its expense the investment bank to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s determination shall be binding upon all parties absent demonstrable error.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(f) Complete Agreement; Amendments. This Agreement is an integrated agreement containing the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous, and all contemporaneous oral or written negotiations, commitments or understandings. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Holder.

(g) Expenses. Except as specifically set forth herein, each party hereto shall bear its own costs and expenses, including, without limitation, attorneys’ fees, incurred in connection with this Agreement and the transactions contemplated hereby.

(h) Remedies. The Holder and the Company shall be entitled to enforce their respective rights under this Agreement specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Holder or the Company. The Company and the Holder therefore agree that the other party shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(i) Payment Set Aside. To the extent that the Company makes a payment or payments to the Holder hereunder or the Holder enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Holder and the Company have caused its respective signature page to this Agreement to be duly executed as of the date first written above.

CELL GENESYS, INC.

By:	/s/ Stephen A. Sherwin

Name:	Stephen A. Sherwin

Title:	Chairman and CEO

CAPITAL VENTURES INTERNATIONAL

By:	/s/ Martin Kobinger

Name:	Martin Kobinger

Title:	Investment Manager

Schedule A

DTC INSTRUCTIONS

TIN# 51-0395477

Address:	Capital Ventures International c/o Heights Capital Management Inc.
101 California St.
Suite 3250
San Francisco, CA 94111

Broker: Merrill Lynch

Broker Account #: 2US01600

DTC# 5198 (fop)

Contact at Merrill Lynch:

Krista Santangelo-Gough

(212) 670-3447

Krista_Santangelo@ml.com

WIRE INSTRUCTIONS

Chase Manhattan Bank, New York

Swift: CHASUS33

ABA: 021 000 021

A/c Merrill Lynch International EFG

A/c number: 066612489

APPENDIX A

Form of Warrant